Exhibit 99.1

InPlay Technologies Announces Retirement of Tony Van Zeeland, Chief Technology Officer

          PHOENIX, Dec. 27 /PRNewswire-FirstCall/ -- InPlay Technologies (Nasdaq: NPLA) today announced the retirement of Tony Van Zeeland, age 65. Van Zeeland will retire as chief technology officer and resign as a member of InPlay’s Board of Directors effective December 31.  He will actively continue as a technology consultant to the company for a period of two years and continues to be a significant shareholder with over 8 percent stock ownership.

          “Tony has been instrumental in building the Duraswitch patent portfolio and brand from a design into a collaborative effort with licensees,” said Bob Brilon, InPlay Technologies CEO.  “We appreciate all that Tony has contributed and wish him all the best in retirement.”

          A prolific inventor, Van Zeeland co-founded Duraswitch, now InPlay Technologies, in 1997 based on his newly patented design for electronic switch controls.  Duraswitch technology is the culmination of Van Zeeland’s nearly 40 years of experience in the switch industry.  Using the simple combination of a magnet and armature(s), Duraswitch offers the user-friendly tactile feedback of mechanical switches with the simplicity and flat-panel design of membrane switches.

          Some of the best illustrations of the Duraswitch PushGate(R) pushbutton technology use include the flat-panel pushbuttons on gas pumps, medical instrumentation, industrial equipment and elevator buttons.  The unique sealed construction of Duraswitch’s rotary dial thiNcoder(R) is being used on devices such as portable medical humidifiers and irrigation controls.

          “It has been an incredible experience to see this idea come to fruition,” said Van Zeeland.  “With the strong support of our licensee partners, InPlay will continue expanding the capabilities of our core technology in new markets and applications using our Duraswitch technology.”

          About InPlay Technologies

          InPlay Technologies markets and licenses proprietary emerging technologies through two divisions: FinePoint and Duraswitch.  FinePoint Innovations is a developer of pen computing products for tablet PCs and computer peripherals. FinePoint’s digital solution is the computing pen and digitizer for a major computer OEM’s award-winning line of convertible notebooks.  The company was founded to commercialize its internally developed Duraswitch electronic switch technologies and has executed license agreements with switch manufacturers and OEMs worldwide.  Today, Duraswitch patented technologies are in the controls of a wide range of commercial and industrial applications.  InPlay Technologies is focused on further commercialization of these technologies and leveraging its licensing model with additional, innovative technologies. Visit www.inplaytechnologies.com for more information.

SOURCE  InPlay Technologies
          -0-                                        12/27/2006
          /CONTACT:  Heather Beshears, Vice President, Corporate Communications of InPlay Technologies, +1-480-586-3357, Heather@InPlayTechnologies.com/
          /Web site:  http://www.inplaytechnologies.com /
          (NPLA)